EXHIBIT 99.1

PRESS RELEASE

Contact:	Bill Foust	Pete Thompson
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES THIRD QUARTER 2006 RESULTS

Net Loss of $1.7 Million
Diluted Loss Per Share of $0.11
including Pre-Tax Restructuring Expenses of $12.4 million, or $0.52 Per Share

Alpharetta, GA, October 26, 2006.

Summary of Results
(Amounts in Millions, Except Per Share Amounts)

	2006		2005
	Third Quarter	YTD	Third Quarter	YTD

Net Sales	$161.5	$489.0	$165.7	$494.5
Restructuring Expenses	12.4	16.3	—	—
Operating Profit (Loss)	(2.8)	10.4	10.7	31.0
Net Income (Loss)	(1.7)	3.6	5.8	16.6

Earnings (Loss) Per Share — Diluted	$(0.11)	$0.23	$0.37	$1.07
Plus: Restructuring Expenses Per Share — Diluted	0.52	0.68	—	—
Earnings (Loss) Per Share Without Restructuring Expenses — Diluted*	$0.41	$0.91	$0.37	$1.07

Average Shares — Diluted	15.5	15.5	15.4	15.5

*Earnings (Loss) Per Share Without Restructuring Expenses - Diluted is a non-GAAP financial measure that is calculated by adding the Earnings Per Share reduction caused by Restructuring Expenses to Earnings (Loss) Per Share - Diluted.

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported a third quarter 2006 net loss of $1.7 million, which included $12.4 million in restructuring expenses, compared with net income of $5.8 million during the third quarter of 2005.  Diluted loss per share was $0.11 compared with diluted earnings per share of $0.37 in the prior-year quarter.  The third quarter 2006 restructuring expenses reduced earnings per share by $0.52.  Diluted earnings per share excluding restructuring expenses would have been $0.41 for the quarter, an 11 percent increase compared with the prior period.

Restructuring Expenses

Schweitzer-Mauduit initiated three restructuring activities during the first nine months of 2006, which are expected to substantially improve the Company’s competitiveness and profitability as well as address the present imbalance between sales demand and paper production capacity in France and the United States.  Restructuring expenses totaling $12.4 million associated with these three actions were recognized during the third quarter.  For the first nine months of 2006, restructuring expenses totaled $16.3 million.

The restructuring activities included two previously announced actions at the Lee, Massachusetts facility.  The first resulted from a notice by Kimberly-Clark Corporation to terminate its agreement effective in 2007 for the operation of a paper machine at this site and, in an attempt to mitigate the unfavorable cost implications of this action, the subsequent transfer of production between paper machines as well as reductions in employment. The second was associated with the exit of the décor papers business in the United States and resulting shutdown of another paper machine.  Restructuring expenses in the United States for these two actions totaled $1.8 million in the third quarter and $5.0 million through the first nine months, primarily related to non-cash accelerated depreciation of fixed assets.

Finally, as recently disclosed in our filing to the Securities and Exchange Commission on Form 8-K, Schweitzer-Mauduit communicated a five-part strategy to become the most cost and quality competitive cigarette and long fiber paper manufacturer in Western Europe.  This plan includes capital investments of $23 million as well as workforce and paper machine restructuring activities at the largest of the Company’s three French paper operations, Papeteries de Mauduit S.A.S. (PdM), located in Quimpèrle, France.  In September, the negotiation process dictated by French law began with PdM’s labor unions to implement a 209 employee downsizing, which equates to roughly one-quarter of the site’s workforce.  Additionally, the PdM restructuring plan anticipates the shutdown of two paper machines during 2007.  Restructuring expenses in France for the actions at PdM totaled $10.6 million during the third quarter and $11.3 million through the first nine months, primarily related to minimum cash severance payments required under French law and accelerated depreciation of fixed assets.  Actual payment of any severance amounts will occur over time, with the final amount and timing not known until the negotiation process is complete.

The following table summarizes restructuring expenses recorded during the first nine months of 2006.

(Amounts in Millions, Except Per Share Amounts)

	First Quarter	Second Quarter	Third Quarter	YTD
France	$0.2	$0.5	$10.6	$11.3
United States	0.3	2.9	1.8	5.0
Total	$0.5	$3.4	$12.4	$16.3

Cash	$-	$0.7	$10.5	$11.2
Non-Cash	0.5	2.7	1.9	5.1
Total	$0.5	$3.4	$12.4	$16.3

Restructuring Expenses Per Share — Diluted	$0.02	$0.14	$0.52	$0.68

Third Quarter 2006 Results

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Schweitzer-Mauduit’s net loss for the third quarter of 2006 was the result of the $12.4 million in French and U.S. business unit restructuring expenses.  Without these expenses, the 11 percent higher earnings per share versus the same period a year ago reflected a somewhat improved business environment as well as a decreased income tax rate.  Excluding the restructuring expenses, profitability in our French business declined during the third quarter versus the prior-year period and more than offset continuing improved performance in our U.S. operations.

“We continue to experience inflationary cost increases and the negative impacts of both lower sales volumes as well as the resulting unfavorable fixed cost absorption caused by lower production volumes.  We are encouraged, however, with our increasing success in offsetting these unfavorable impacts through cost reduction activities across all our business units combined with a better sales mix, primarily reflecting increased sales of cigarette paper for lower ignition propensity cigarettes.”

Consolidated net sales were $161.5 million for the quarter compared with $165.7 million in the same period a year ago, a decrease of 3 percent.  The decline in net sales was the result of $13.2 million in lower sales volumes, primarily in France, partially offset by somewhat higher average selling prices, related to the mix of products sold, which increased net sales by $5.3 million and changes in currency exchange rates which benefited the net sales comparison by $3.7 million.  Currency changes reflected the impact of a stronger euro and Brazilian real compared with the U.S. dollar.

Total sales volumes decreased by 9 percent for the quarter compared with the third quarter of 2005.  Sales volumes for the French segment decreased by 15 percent as a result of lower sales of reconstituted tobacco leaf products, due to a non-recurring tender order during the prior-year period, and tobacco-related papers in the French, Indonesian and Philippines operations.  Sales volumes in the United States decreased by 16 percent, reflecting a reduction of commercial and industrial paper sales, as a result of the décor papers exit and consolidation of paper production on fewer machines, as well as lower sales of tobacco-related papers.  Sales volumes in Brazil increased by 24 percent compared with the prior-year quarter due to increased commercial and industrial paper sales as well as higher export sales of tobacco-related papers, in part reflecting our strategy to shift production of certain grades from the United States to Brazil.

The operating loss was $2.8 million for the quarter, a decrease of $13.5 million from the $10.7 million operating profit for the third quarter of 2005.  Excluding the restructuring expenses of $12.4 million, operating profit was $9.6 million for the quarter, a decrease of $1.1 million, or 10 percent, from the prior-year period.

Inflationary cost increases, primarily related to purchased energy and wood pulp, unfavorably impacted operating results by $3.8 million during the quarter.  Purchased energy costs increased by $1.9 million compared with the third quarter of 2005 related to natural gas, fuel oil and electricity.  Changes in per ton wood pulp costs increased operating expenses by $1.3 million compared with the prior-year quarter.  The average per ton list price of northern bleached softwood kraft pulp in the United States was $755 per metric ton during the third quarter of 2006 compared with $625 per metric ton during the third quarter of 2005.  Higher labor rates increased manufacturing expenses by $0.8 million during the quarter.

In addition to total sales volumes declining versus the prior year, reduced machine operating schedules and lower production volumes were experienced primarily in our French operations, which resulted in unfavorable fixed cost absorption impacts. During the third quarter, these unabsorbed fixed costs had an unfavorable impact on the operating results of $3.5 million, while lower sales volumes decreased operating profit by $2.7 million compared with the prior-year quarter.

The operating loss for the French segment totaled $1.1 million during the quarter compared with an operating profit of $11.7 million during the third quarter of 2005, a decline of $12.8 million.  Excluding French restructuring expenses of $10.6 million, operating profit decreased by $2.2 million, or 19 percent.  Lower sales volumes decreased operating profit by $3.4 million while unfavorable fixed cost absorption from lower production volumes, primarily in reconstituted tobacco leaf, decreased operating profit by $3.2 million.  Inflationary cost increases reduced operating profit by $2.9 million, including higher purchased energy, wood pulp and labor expenses.  Exchange rate impacts related to a stronger euro versus the U.S. dollar also decreased French operating profit.  These unfavorable factors were partially offset by improved mill operations, higher average selling prices and reduced nonmanufacturing expenses.

The U.S. business unit operating profit was $0.1 million for the quarter, a $0.7 million decrease versus the prior-year quarter.  Excluding restructuring expenses of $1.8 million, operating profit increased by $1.1 million.  Improved mill operations and higher average selling prices, resulting primarily from an improved sales mix that included increased sales of cigarette paper for lower ignition propensity cigarettes, caused U.S. operating profit, excluding restructuring expenses, to improve.  In addition, the third quarter of 2005 included an unfavorable impact from exiting the cigarette paper booklets business in the United States, which contributed to the 2006 operating profit improvement.  Inflationary cost increases had an unfavorable impact of $0.7 million during the quarter in the U.S. business unit, primarily related to higher wood pulp and labor costs.  Unfavorable fixed cost absorption from lower production volumes and increased nonmanufacturing expenses decreased operating profit by $0.7 million.

The Brazilian business unit had a $0.1 million operating loss during the third quarter of 2006, slightly improved from the $0.2 million operating loss during the prior-year quarter.   Improved mill operations and increased sales volumes benefited operating profit.  The stronger Brazilian real versus the U.S. dollar had an unfavorable impact of $0.6 million on operating profit during the quarter, while inflationary cost increases totaled $0.2 million, related to increased wood pulp expenses.

On a consolidated basis, nonmanufacturing expenses decreased by $0.6 million, or 4 percent, compared with the prior-year quarter due primarily to lower selling and research expenses.

The third quarter of 2006 included a benefit from income taxes due to the loss caused by restructuring expenses recorded during the quarter, changes in the geographic mix of the expected full-year taxable earnings or losses of our businesses and the favorable tax impact of Schweitzer-Mauduit’s foreign holding company structure.

The consolidated net loss for the third quarter of 2006 was $1.7 million compared with net income of $5.8 million during the third quarter of 2005.  The diluted loss per share was $0.11 compared with diluted earnings per share of $0.37 for the prior-year quarter.  Excluding restructuring expenses, diluted earnings per share were $0.41 for the third quarter of 2006.

Year-To-Date Results

Net sales were $489.0 million for the first nine months of 2006, 1 percent below the 2005 level.  Changes in sales volumes decreased net sales by $14.8 million, primarily due to lower sales volumes in France.  Total sales volumes decreased by 2 percent versus the prior year.  Excluding sales volumes from the Philippines operation, purchased in June 2005, total sales volumes decreased by 4 percent.  U.S. business unit sales volumes declined by 11 percent primarily due to decreased commercial and industrial paper sales, reflecting the décor papers exit and consolidation of paper production on fewer machines, as well as lower tobacco-related paper sales.  French business unit sales volumes decreased 3 percent reflecting both decreased reconstituted tobacco leaf and tobacco-related paper sales.  Brazilian business unit sales volumes increased 12 percent due to increased commercial and industrial as well as tobacco-related paper sales, in part reflecting our strategy to shift production of certain grades from the United States to Brazil.  Changes in currency exchange rates decreased net sales during the first nine months of 2006 by $2.6 million due to a weaker euro partially offset by a stronger Brazilian real versus the U.S. dollar.  Higher average selling prices, which improved net sales by $11.9 million during the first nine months of 2006, reflect an improved sales mix that benefited from increased sales of cigarette paper for lower ignition propensity cigarettes.

Operating profit for the first nine months of 2006 totaled $10.4 million, a $20.6 million, or 66 percent, decrease from $31.0 million in the prior-year period.  Excluding $16.3 million in 2006 restructuring expenses, year-to-date operating profit declined by $4.3 million, or 14 percent.  Inflationary cost increases decreased profitability by $13.4 million due to higher purchased energy, wood pulp expenses and labor rates.  Reductions in mill operating schedules in the United States and France due to decreased production volumes caused lower absorption of mill fixed costs and negatively impacted operating profit by $12.3 million to-date in 2006.  Partially offsetting these negative factors were better mill operations in all business units and improvements in average selling prices, primarily due to an improved sales mix that included increased sales in the United States of cigarette paper for lower ignition propensity cigarettes.

Other expense, net was $2.4 million unfavorable during the first nine months compared with the prior-year period primarily as a result of foreign currency transaction losses in 2006 compared with foreign currency gains in 2005, as well as a 2005 gain on the sale of property in Indonesia.

The year-to-date income tax benefit of $1.0 million resulted from the reduced income caused by restructuring expenses, changes in the geographic mix of the expected full-year taxable earnings or losses of our businesses and the favorable tax impact of Schweitzer-Mauduit’s foreign holding company structure.

Year-to-date net income in 2006 was $3.6 million compared with net income of $16.6 million in the first nine months of 2005.  Diluted earnings per share were $0.23 for the first nine months of 2006 compared with $1.07 for the prior-year first nine months.  Excluding restructuring expenses, diluted earnings per share for the first nine months of 2006 would have been $0.91 per share.

Cash Flow and Quarterly Dividend

Capital spending was $3.3 million during the third quarter of 2006 compared with $5.2 million during the prior-year quarter.  Year-to-date 2006 capital spending was $5.4 million compared with $13.4 million for the prior-year period.  No single capital project accounted for a material amount of the third quarter or year-to-date 2006 or 2005 capital spending.  The Company’s capital spending for full-year 2006 is expected to total approximately $15 to $20 million.  Capital spending for 2007 is expected to be in the range of $55 to $65 million, including the recently announced $23 million capital investment strategy at PdM as well as a planned upgrade of a paper machine in Brazil.

The Company made $5.0 million in cash pension contributions through the first nine months of 2006.  Additional pension contributions are expected to be in the range of $7 to $15 million through the end of 2007.

The capital spending and pension contributions are expected to be fully funded through internally generated funds and Schweitzer-Mauduit’s recently secured 5-year revolving bank credit facility.

Despite lower net income, cash provided by operations totaled $50.5 million through the first nine months of 2006 compared with $12.9 million in the first nine months of 2005.  The increase in cash generated primarily reflected lower working capital, which, as of September 30, 2006, decreased $21.2 million since December 31, 2005, with essentially all of the reduction occurring during the third quarter of this year.  In the first nine months of 2005, working capital increased $28.6 million.  The decline in working capital reflected efforts to improve performance in this area, but was also impacted by the accounting for the French restructuring activity, which increased accrued liabilities to reflect minimum legal severance payments.  The non-cash impact of accelerated depreciation also contributed to the improvement in cash provided by operations.

Schweitzer-Mauduit is announcing a quarterly common stock dividend of $0.15 per share.  The dividend will be payable on December 11, 2006 to stockholders of record on November 13, 2006.

Business Comments and Outlook

Mr. Deitrich added, “Schweitzer-Mauduit’s third quarter diluted loss per share of $0.11 reflected the significant impact of French business unit restructuring expenses.  Excluding restructuring expenses, diluted earnings per share would have been $0.41 for the quarter and mark the first year-over-year improvement in quarterly results in nearly two years.  This reflects further progress in mitigating the continuing impact of inflationary cost increases and reduced production schedules through improved worldwide mill operations, the benefit in the United States of previously announced restructuring activities and the continued growth and cost improvement in producing cigarette paper for lower ignition propensity cigarettes.

“Although it will take more time to fully realize the expected benefits of the significant and broad restructuring activities now underway, it increasingly appears progress in earnings will be possible over the coming year.  In the meantime, further restructuring expenses, reduced operating schedules and inflationary cost pressures, although abating, are expected to continue during the fourth quarter.  However, we also expect to continue to improve mill operations, benefit from cost control activities implemented earlier this year and further grow sales volume and profitability from cigarette paper used in lower ignition propensity cigarettes.

“We expect to record additional restructuring liabilities during the fourth quarter of 2006 for severance offered to and currently being negotiated with the PdM labor unions that is in excess of the legally required minimum amounts.  Such minimum amounts were recorded during the third quarter of 2006.  Negotiations with the PdM labor unions are expected to conclude during the fourth quarter.  These additional severance amounts will be amortized to restructuring expense over the affected employees’ service periods during 2006 and 2007.  The three restructuring activities underway in France and the United States are expected to increase full-year 2006 expenses by $20 to $22 million, or approximately $0.80 to $0.90 per share.

“We continue to experience weakness in tobacco-related product sales. Reduced demand for tobacco-related paper products in Western Europe and the United States, as well as below expected levels of growth in new markets for our reconstituted tobacco leaf products, have caused us to have excess production capacity and increased machine downtime.  The impact of this downtime, reflected in unabsorbed fixed costs, is expected to have an unfavorable impact on our full-year 2006 operating results of roughly $20 million, or approximately $0.80 per share.  In addition to the three restructuring actions already announced, we continue to evaluate how to operate our worldwide production facilities more effectively with the reduced volumes of tobacco-related papers.  Analysis continues into possible further restructuring activities that could result in additional expenses.

“Inflationary cost increases are expected to have an unfavorable impact on the full-year 2006 operating results of approximately $15 million, or roughly $0.60 per share.  Purchased energy cost increases have begun to slow, however, we continue to experience significant wood pulp price increases with per ton list prices rising 7 percent during the third quarter alone and with a cumulative list price increase of approximately 20 percent expected during the year.  While over $13 million in inflationary cost increases have been realized already this year, the rate of increases is expected to further abate in the fourth quarter and into 2007 as well as be increasingly offset through improved mill operations and continued efforts to systematically control all areas of cost.

“Sales of cigarette papers for lower ignition propensity cigarettes continue to positively contribute to our operating results, especially as we realize manufacturing efficiencies.  In addition to the current demand in the states of New York and Vermont plus all of Canada, we anticipate increased sales during the fourth quarter prior to the January 1, 2007 effective date for lower ignition propensity regulation in California.  With further increases in sales volumes of this cigarette paper combined with expected continuing improvements in manufacturing costs, this product should provide additional improvement to the U.S. business unit results.

“With the announced restructuring activities, difficult business conditions, lower sales volumes, reduced machine operating schedules and significant inflationary cost increases, 2006 will continue to be a very challenging year.  Although our earnings through the third quarter, excluding restructuring expenses, stand at $0.91 per share, we continue to anticipate full-year 2006 earnings, also excluding restructuring expenses, will be in the range of $0.85 to $0.95 per share.  During the fourth quarter, we expect additional production downtime, primarily in France, in order to reduce inventories to ongoing levels.  Earnings at or above the 2005 level of $1.26 per share, excluding any restructuring expenses, are expected to be achieved during 2007 after the benefits of the announced restructuring activities, further increased sales of cigarette paper for lower ignition propensity cigarettes and reconstituted tobacco leaf products and increased fixed cost absorption from improved production schedules are realized.”

Conference Call

Schweitzer-Mauduit will hold a conference call to review third quarter 2006 results with investors and analysts at 10:30 a.m. eastern time on Thursday, October 26, 2006.  The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,600 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  We have manufacturing facilities in 6 countries and sell products in over 90 countries.  As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries.  Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses, decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•                  Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy, chemicals and labor.  Recently, the total cost of these items has increased significantly, and competitors’ selling prices for certain products and the nature of our agreements with our customers may make it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•                  Our sales are concentrated to a limited number of customers.  In 2005, 49 percent of our sales were to our 2 largest customers.  The loss of one or both such customers, or a significant reduction in one or both of these customers’ purchases, could have a material adverse effect on our results of operations.

•                  Our financial performance is materially impacted by sales of both reconstituted tobacco leaf products and lower ignition propensity cigarette papers.  A significant change in the sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•                  As a result of current excess capacity in the tobacco-related papers industry and increased operating costs experienced in recent years, particularly related to purchased energy, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation of certain equipment and employee severance expenses associated with downsizing activities.  Management continues to evaluate how to operate our production facilities more effectively with reduced tobacco-related papers volumes. Further changes are possible that might require accelerated depreciation or write-offs of some additional equipment and could potentially include additional expenses for employee-related costs associated with further downsizing activities.

In recent years, governmental entities around the world, particularly in the United States, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2005.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses.  Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore “non-GAAP” financial measures.  Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

Schweitzer-Mauduit management believes that investors’ understanding of the Company’s performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the Company’s ongoing results of operations.  Many investors are interested in understanding the performance of our ongoing businesses and comparing our results from normal operations from one period to the next.  By providing the non-GAAP financial measures, together with the reconciliations and comments, we believe we are enhancing investors’ understanding of our businesses results.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE (AMOUNTS)

Unaudited	2006	2005	Change
Net Sales	$161.5	$165.7	-2.5%
Cost of products sold	138.8	141.3	-1.8
Gross Profit	22.7	24.4	-7.0

Selling expense	5.0	5.5	-9.1
Research expense	1.7	2.0	-15.0
General expense	6.4	6.2	+3.2
Total nonmanufacturing expenses	13.1	13.7	-4.4

Restructuring expense	12.4	—	N.M.
Operating Profit (Loss)	(2.8)	10.7	N.M.
Interest expense	1.5	1.7	-11.8
Other income, net	0.3	0.6	-50.0
Income (Loss) Before Income Taxes, Minority Interest and Loss from Equity Affiliates	(4.0)	9.6	N.M.
Provision (benefit) for income taxes	(3.4)	2.3	N.M.
Minority interest in earnings of subsidiaries	1.0	1.5	-33.3
Loss from equity affiliates	0.1	—	N.M.
Net Income (Loss)	$(1.7)	$5.8	N.M.	%
Net Income (Loss) Per Share:
Basic	$(0.11)	$0.38	N.M.	%
Diluted	$(0.11)	$0.37	N.M.	%
Dividends Declared Per Share	$0.15	$0.15
Average Common Shares Outstanding:
Basic	15,403,800	15,188,000
Diluted, including Common Share Equivalents	15,490,300	15,390,100

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2006	2005	Change
Net Sales	$489.0	$494.5	-1.1%
Cost of products sold	419.5	419.8	-0.1
Gross Profit	69.5	74.7	-7.0

Selling expense	16.5	17.8	-7.3
Research expense	5.4	7.0	-22.9
General expense	20.9	18.9	+10.6
Total nonmanufacturing expenses	42.8	43.7	-2.1

Restructuring expense	16.3	—	N.M.

Operating Profit	10.4	31.0	-66.5
Interest expense	4.3	4.5	-4.4
Other income (expense), net	(0.3)	2.1	N.M.
Income Before Income Taxes, Minority Interest and
Loss from Equity Affiliates	5.8	28.6	-79.7
Provision (benefit) for income taxes	(1.0)	7.8	N.M.
Minority interest in earnings of subsidiaries	3.0	4.2	-28.6
Loss from equity affiliates	0.2	—	N.M.
Net Income	$3.6	$16.6	-78.3%
Net Income Per Share:
Basic	$0.23	$1.10	-79.1%
Diluted	$0.23	$1.07	-78.5%
Dividends Declared Per Share	$0.45	$0.45
Average Common Shares Outstanding:
Basic	15,386,100	15,118,700
Diluted, including Common Share Equivalents	15,516,300	15,464,900

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. $ IN MILLIONS)

Unaudited	September 30, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$7.3	$5.1
Accounts receivable	88.3	99.8
Inventories	124.3	123.0
Other current assets	18.6	14.8
Net property, plant and equipment	409.4	414.0
Other noncurrent assets	38.9	34.1
Total Assets	$686.8	$690.8

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$19.8	$30.0
Other current liabilities	150.8	142.0
Long-term debt	72.6	83.7
Deferred income tax liabilities	39.6	40.2
Pension and other postretirement benefits	35.3	38.1
Deferred revenue	25.5	30.0
Other noncurrent liabilities	21.1	20.1
Minority interest	14.3	13.8
Stockholders’ equity	307.8	292.9
Total Liabilities and Stockholders’ Equity	$686.8	$690.8

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE NINE MONTHS ENDED SEPTEMBER 30,

(U.S. $ IN MILLIONS)

Unaudited	2006	2005
Net income	$3.6	$16.6
Depreciation and amortization	28.8	29.6
Restructuring accelerated depreciation	4.6	—
Amortization of deferred revenue	(4.5)	(5.7)
Deferred income tax provision (benefit)	(5.9)	0.9
Minority interest in earnings of subsidiaries	3.0	4.2
Other items	(0.3)	(4.1)
Net changes in operating working capital	21.2	(28.6)
Cash Provided by Operations	50.5	12.9

Capital spending	(5.4)	(13.4)
Capitalized software costs	(1.6)	(0.5)
Acquisitions, net of cash acquired	—	(11.9)
Equity investment in foreign subsidiaries	(2.5)	—
Other investing	(5.5)	(6.1)
Cash Used for Investing	(15.0)	(31.9)

Cash dividends paid to SWM stockholders	(7.0)	(6.8)
Cash dividends paid to minority owner	(3.7)	(3.6)
Changes in debt	(24.9)	26.1
Purchases of treasury stock	—	(1.0)
Other financing	2.2	5.9
Cash Provided by (Used for) Financing	(33.4)	20.6

Effect of Exchange Rate Changes on Cash	0.1	0.1

Increase in Cash and Cash Equivalents	$2.2	$1.7

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

BUSINESS SEGMENT REPORTING

 (U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales	For the three months ended September 30,			For the nine months ended September 30,
	2006	2005	% Change	2006	2005	% Change
France	$95.6	$102.0	-6.3%	$285.6	$308.9	-7.5%
United States	51.5	54.1	-4.8	169.7	160.8	+5.5
Brazil	18.5	15.3	+20.9	49.5	43.0	+15.1

Subtotal	165.6	171.4		504.8	512.7

Intersegment sales by:
France	(1.7)	(3.3)		(8.8)	(12.3)
United States	(0.4)	(0.3)		(0.8)	(1.1)
Brazil	(2.0)	(2.1)		(6.2)	(4.8)

Consolidated	$161.5	$165.7	-2.5%	$489.0	$494.5	-1.1%

Operating Profit (Loss)	For the three months ended September 30,				For the nine months ended September 30,
	2006	2005	% Change		2006	2005	% Change
France	$(1.1)	$11.7	N.M.	%	$12.8	$34.0	-62.4%
United States	0.1	0.8	-87.5		3.3	0.4	N.M.
Brazil	(0.1)	(0.2)	+50.0		(0.2)	1.1	N.M.
Unallocated expenses	(1.7)	(1.6)	-6.2		(5.5)	(4.5)	-22.2
Consolidated	$(2.8)	$10.7	N.M.	%	$10.4	$31.0	-66.5%

Restructuring Expense	For the three months ended September 30,				For the nine months ended September 30,
	2006	2005	% Change		2006	2005	% Change
France	$10.6	$—	N.M.	%	$11.3	$—	N.M.	%
United States	1.8	—	N.M.		5.0	—	N.M.
Consolidated	$12.4	$—	N.M.	%	$16.3	$—	N.M.	%

Operating Profit (Loss) Without Restructuring Expense *	For the three months ended September 30,			For the nine months ended September 30,
	2006	2005	% Change	2006	2005	% Change
France	$9.5	$11.7	-18.8%	$24.1	$34.0	-29.1%
United States	1.9	0.8	+137.5	8.3	0.4	N.M.
Brazil	(0.1)	(0.2)	+50.0	(0.2)	1.1	N.M.
Unallocated expenses	(1.7)	(1.6)	-6.2	(5.5)	(4.5)	22.2
Consolidated	$9.6	$10.7	-10.3%	$26.7	$31.0	-13.9%

* Operating Profit (Loss) Without Restructuring Expense is a non-GAAP financial measure that is calculated by adding

Restructuring Expense to Operating Profit (Loss).

N.M. - Not Meaningful

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